EXHIBIT 10.58

LICENSE AGREEMENT

Table of Contents

Preamble

Articles:

I	Definitions

II	Grant

III	Due Diligence

IV	Payments to WHOI

V	Royalties

VI	Sponsored Research

VII	Reports and Records

VIII	Product Liability, Merchantability, Indemnification

IX	Export Controls

X	Non-Use of Names

XI	Assignment

XII	Improvements

XIII	Arbitration

XIV	Term and Termination

XV	Payment, Notices, and Other Communications

XVI	Product Marking

XVII	Infringement

XVIII	Miscellaneous Provisions

EXHIBITS

Exhibit A: XBPM Description

Exhibit B: XBPM Derivative Description

Parties:

Woods Hole Oceanographic Institution, a Massachusetts corporation, having its principal office at 98 Water Street, Woods Hole, MA 02543, U.S.A. (hereinafter referred to as “WHOI”).

Benthos, Inc., a Massachusetts corporation, having its principal office at 49 Edgerton Drive, North Falmouth, MA 02556 U.S.A. (hereinafter referred to as “BI”)

Effective Date:

This Agreement is made and entered into this 18th day of August 2004.

Witnesseth:

By an employment agreement and/or assignment of inventor Paul D. Fucile to WHOI, WHOI owns all of the rights in an invention entitled Low Cost, Compact Bathyphotometer which is more fully described on Exhibit A hereto (the “XBPM”) and in U.S. Letters Patent # 6,570,176 B1, which at least in part describes and claims the XBPM, a copy of which is attached hereto (the “Patent”). WHOI desires to have its rights in the XBPM and US Patent No. 6,570,176 B1 exploited in the commercial sector and is willing to grant a license to BI for commercial purposes, which indirectly benefits the public. This License Agreement and the licenses granted hereunder are subject only to certain nonexclusive, nontransferable, irrevocable, paid-up, world-wide licenses heretofore granted to the United States Government and a retained right by WHOI to practice the invention for noncommercial purposes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Article I—Definitions

For purposes of the Agreement, the following words and phrases shall have the following meanings:

“BI” shall include BI and any related companies, the voting stock of which is at least fifty (50%) percent owned or controlled by BI, or an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of BI.

“Rights” shall mean, but not be limited to, all of the following, the right of BI to use, improve, manufacture, market, distribute, and sell the XBPM and any successor or derivative product to the XBPM, including without limitation, other expendable sensors that are similar in concept to the XBPM, the right to utilize the WHOI intellectual property associated with the XBPM and any successor or derivative product, including the Patent and any foreign patents corresponding thereto, and/or any divisions, continuations, or reissues thereof, use information contained in the Patent pertaining to the XBPM, and any and all schematics, drawings, specifications, instruction manuals, test procedures, prototypes, diagrams, computer code and software, firmware, and know-how related to the XBPM.

“Licensed Product” shall mean the XBPM or any part thereto, or any successor or derivative product thereto, including without limitation, those described in Exhibit B hereto, and other expendable sensors that are similar in concept to the XBPM, manufactured and sold by Benthos that:

a. utilizes in whole or in part the Rights expressed above, or

b. is manufactured by using a process which is covered in whole or in part by the Rights in the country in which any Licensed Process is used or in which such product or part thereof is used or sold.

“Licensed Process” shall mean any process that utilizes in whole or in part the Rights to manufacture the XBPM, or any successor or derivative product thereto.

“Improvements by WHOI” shall mean advancements, modifications, revisions, changes, or alterations made exclusively by WHOI and based on or derived from the Rights.

“Improvements by Benthos” shall mean advancements, modifications, revisions, changes, or alterations made exclusively by BI and based on or derived from the Rights.

Article II—Grant

Subject to WHOI’s reserved right in the Rights as set forth below, WHOI hereby grants to BI the exclusive, worldwide, right and license to utilize the Rights to make, have made, use, lease, import, offer for sale, license and sell the Licensed Products and the Licensed Processes.

In order to establish exclusivity for BI, WHOI hereby agrees that it shall not grant any other license to make, have made, use, lease, import, offer for sale, or sell Licensed Products or to utilize Licensed Processes during the period of time commencing with the Effective Date of this Agreement and ending on the date this Agreement is terminated pursuant to its termination provisions.

WHOI reserves the right to practice (including the right to construct the Licensed Product or utilize the Licensed Process) under the Rights for non-commercial purposes.

BI shall have the right to enter into sublicensing agreements for the Rights, privileges and licenses granted herein.

BI agrees that any sublicense granted by BI shall provide that the obligations to WHOI herein shall be binding upon the sublicensee as if the sublicensee were a party to this Agreement. BI further agrees to attach copies of this License Agreement to any such sublicense agreements. WHOI and BI further agree that royalties derived from sublicensees of BI will be split 50/50.

BI agrees to forward to WHOI a copy of any and all fully executed sublicense agreements, and further agrees to forward to WHOI annually, a copy of such reports received by BI from its sublicensees during the preceding twelve month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

BI shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without express written permission from WHOI. The license granted hereunder shall not be construed to confer any rights upon BI by implication, estoppel or otherwise as to any technology not specifically described herein.

Article III—Due Diligence

BI agrees to use all reasonable efforts and diligence to proceed with the development, manufacture, sale or licensing of the Licensed Product and the Licensed Processes and to diligently develop markets for the Licensed Product and the Licensed Processes by cooperating with WHOI in pursuing contracts with the US Navy (the “NAVY”) and other interested parties.

Quantities and delivery dates to the NAVY are to be determined by signed contracts between BI and the NAVY, which contracts shall be in form and substance satisfactory to BI, as the NAVY is the first target customer, but not the exclusive customer for the XBPM. WHOI shall support BI to market the XBPM to the NAVY. Notwithstanding the foregoing, BI may also sell the XBPM to other customers as it so elects.

BI’s failure to perform in accordance with schedule and agreed upon provisons of the NAVY contracts, which failure to perform is solely the fault of BI and not caused by a so-called “Force Majeure” and is material, shall be grounds for WHOI to terminate this Agreement, unless caused by late or incorrect information from WHOI, or such failure to perform is not caused solely by BI.

If at any time BI abandons or suspends its marketing or its intent to market the Licensed Products for a period of ninety (90) days, BI shall immediately notify WHOI giving reasons therefor and a written statement of its intentions.

ARTICLE IV—Payments to WHOI

For the rights and privileges and license granted hereunder, BI will pay a nonrefundable payment of seven thousand five hundred ($7,500.00) Dollars to WHOI upon the execution and delivery of the first NAVY or other customer contract.

During the term of this Agreement, BI shall, as a measure of its resolve to bring the Rights to market, make the following minimum royalty payments, which minimum royalties are creditable against royalties due hereunder:

First through sixth Calendar Years: $2,500.00

Each subsequent calendar year and annually thereafter: $9,000.00

Article V—Royalties

During the term of this Agreement, BI shall pay WHOI royalties in the manner herein provided for the right to use the Rights or derivatives (see Exhibit B) of the Rights pursuant to this Agreement. Licensed Products shall be considered “sold” when billed out or invoiced. Royalties to be paid to WHOI shall be five and one half (5.5%) percent of the net sales price, as hereinafter defined, of the Licensed Products sold by BI to customers during the term of this Agreement.

“Net sales price” shall mean BI’s invoice price to the customer less trade, cash, or quantity discounts, freight, commissions and credits for returned or defective goods. In the case of sublicenses, BI shall also pay to WHOI fifty (50%) percent of non-royalty sublicense income (e.g. license issue fees, license maintenance fees, etc) for such sublicenses as BI may issue.

In the event the Rights are utilized by BI to manufacture only a portion of a manufactured product, then the royalties hereunder due to WHOI shall be computed only with respect to that portion of the net sales price of the manufactured product that is applicable to the portion of the manufactured product that utilized the Rights, provided that, in the event the Rights are the enabling technology for the entire manufactured product notwithstanding the fact that the Rights were not used for the manufacture of the entire product, then the royalty will be based on the entire net sales price of such product. For the purposes of the foregoing, “enabling” shall mean that the functionality of the Product would be of little value without the enabling technology added to the product by the Rights.

The royalties provided for in this Article shall be earned by WHOI but monies shall not be due and payable by BI until the total amount earned by WHOI exceeds the minimum royalty payment for the then calendar period paid for by BI under Article IV hereof, i.e., if BI has paid the minimum royalty to WHOI for the subject period, then BI shall only pay to WHOI royalties which exceed the minimum royalty amounts paid to WHOI for the particular fiscal period.

Royalty payments shall be paid in United States dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank in New York, or any succesor bank thereto, on the last business day of the calendar quarter reporting period to which such royalty payments relate.

No royalties are due from BI on Licensed Products and Licensed Processes sold to WHOI.

Article VI—Sponsored Research

BI may purchase other services from WHOI on the same terms as other WHOI contracts with commercial companies, subject to availability.

Article VII—Reports and Records

BI shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to WHOI hereunder for a period of time equal to that for which BI maintains records for IRS purposes. Said books of account shall be kept at BI’s principal place of business or the principal place of business of appropriate division of BI to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times, with reasonable advance notice, during the maintenance period, to the inspection of WHOI or its agents for the purpose of verifying BI’s royalty statement or compliance in other respects with this Agreement.

BI, within thirty (30) days after each half calendar year, shall deliver to WHOI true and accurate reports, giving such particulars of the business conducted by BI and its sublicensees during the preceding twelve-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

a. number of Licensed Products manufactured and sold.

b. total billings for Licensed Products sold.

c. total royalties due.

d. names and addresses of all sublicenses of BI.

With each such report submitted, BI shall pay to WHOI the royalties due and payable under this Agreement, including without limitation one half the minimum royalty due with respect to the then current calendar year, if such minimum royalties are then due and payable. If no royalties shall be due, BI shall so report. Checks shall be made payable to WHOI and sent to the attention of William E. McKeon, Director, Shore Operations and Director Technology Transfer.

The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of two percent above the prime rate in effect at the JP Morgan Chase Bank, or any successor bank, on the due date. The payment of such interest shall not foreclose WHOI from exercising any other rights it may have because of the lateness of any payment.

Article VIII—Product Liability, Merchantability, Indemnification

BI shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold WHOI, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including reasonable legal expenses and reasonable attorneys’ fees, which claims and expenses are caused by the negligence or intentional acts of BI and which arise out of the death or injury to any person or persons, or out of any damage to property resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) and/or Licensed Process(es) by BI, provided that BI shall not be liable to the extent such claims and actions are caused by the negligence or intentional acts of WHOI.

BI shall obtain and carry in full force and effect liability insurance that shall protect BI and WHOI in regard to events covered in the foregoing paragraph. Minimum coverage shall be one million dollars per incident and one million dollars annual aggregate. WHOI shall be named as an additional insured. BI will provide WHOI with written evidence of such insurance upon request of WHOI, and provide WHOI at least fifteen (15) days notice prior to the cancellation, non-renewal or material change in such insurance.

WHOI agrees to timely pay maintenance fees on any patents relating to the XBPM invention. BI will reimburse WHOI for any patent maintenance fees relating to the XBPM. WHOI represents that it has the right to grant the license hereunder.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, WHOI, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY WHOI THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

IN NO EVENT SHALL WHOI, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, NOR BI, ITS DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES, BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER EITHER WHOI OR BI SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

Article IX—Export Controls

It is understood that WHOI is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities (including the Arms Export Control Act, as amended and the Export Administration Regulations) and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by BI that BI shall not export data or commodities to certain foreign countries without prior approval of such agency. WHOI neither represents that a license shall not be required nor that, if required, it shall be issued. However, WHOI agrees to assist BI in procuring an export license should one be required.

Article X—Non-use of Names

BI shall not use the names or trademarks of WHOI, or the names of any of its employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from WHOI in each case, except that BI shall state that it is licensed from WHOI.

Article XI—Assignment

This Agreement is not assignable by either party and any attempt to do so shall be void.

Article XII—Improvements

Ownership of improvements by WHOI shall remain with WHOI. Ownership of improvements by BI shall remain with BI. Ownership of improvements made jointly to the Licensed Products by WHOI and BI shall be jointly held by WHOI and BI. The parties acknowledge that “improvements” are those inventions that are based on or derived from the subject matter defined by the Rights hereunder

If BI shall elect to utilize an improvement, the ownership of which resides solely with WHOI, BI may pay to WHOI the nonrefundable sum of $2,500.00 for the right to practice the improvement under this Agreement.

In the case where a joint patent application is to be filed, WHOI and BI agree to jointly and equally share all costs associated with patent prosecution, filing, and maintenance. If either WHOI or BI shall decline to share said costs, the other party shall have exclusive rights to the invention(s) and agrees to grant the other party a nonexclusive license to use such patent. During the term hereof, BI shall have the right of first refusal to practice improvements to the Rights made by WHOI.

Article XIII—Arbitration

Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration in Boston, Massachusetts, under the rules of the American Arbitration Association, then obtaining. Three arbitrators shall be used and shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts, or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes WHOI and BI each hereby irrevocably consents and submits.

Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights, or timely performance of any obligations existing under this Agreement.

Article XIV—Term and Termination

The term of this Agreement shall commence on the date hereof and will terminate as hereinafter provided.

If BI shall cease to carry on its business, this Agreement shall terminate upon notice by WHOI. If WHOI shall cease to carry on its business, BI shall pay royalties due to WHOI’s receiver or successor.

Should BI fail to pay WHOI royalties due and payable hereunder, WHOI shall have the right to terminate this Agreement on thirty days written notice, unless BI shall pay WHOI within the thirty day period all such royalties and interest due and payable. Upon the expiration of the thirty (30) day period, if BI shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

Within the thirty (30) day period prior to BI proceeding with any filing for bankruptcy, WHOI shall have the right to buy back this License from BI for the License fee payment of $7,500.00 to BI.

Upon any material breach or default of this Agreement by BI, WHOI shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety (90) days’ notice to BI. Such termination shall become effective unless BI shall have cured any such breach or default prior to the expiration of the ninety (90) day period.

BI shall have the right to terminate this Agreement at any time on six months notice to WHOI and upon payment of all amounts due WHOI through the effective date of the termination.

Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. BI and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that BI shall pay to WHOI the royalties thereon as required by Article V of this Agreement and shall submit the reports required by Article VII hereof on the sales of Licensed Products.

If not terminated beforehand, this Agreement shall automatically terminate upon the expiration or lapse of Patent or if any of its claims covering Licensed Product or Licensed Processes are found invalid by a court of competent jurisdiction. After the termination of this Agreement, no further royalties shall be due.

Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from WHOI.

XV—Payment, Notices, and Other Communications

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first-class mail, postage prepaid, addressed to it at its address below or as it shall designate in written notice given to the other party:

In the case of WHOI:

Director, Shore Operations, and

Director, Technology Transfer

Woods Hole Oceanographic Institution

86 Water St.

Woods Hole, MA 02543

In case of BI:

Benthos, Inc.

Attn.: President

49 Edgerton Drive

N. Falmouth, MA 02556

Article XVI—Product Marking

The Licensed Products and all packaging associated with the Licensed Products shall contain the following wording:

“Licensed under Agreement #                      from Woods Hole Oceanographic Institution, Woods Hole MA. 02543.”

Article XVII—Infringement

BI shall inform WHOI promptly in writing of any alleged infringement of the Rights by a third party and of any available evidence thereof.

During the term of this Agreement, WHOI shall have the right, but shall not be obligated to prosecute at its own expense all infringements of the RIGHTS and, in furtherance of such right, BI hereby agrees that WHOI may include BI as a party plaintiff in any such suit, without expense to BI. The total cost of any such infringement action commenced or defended solely by WHOI shall be borne by WHOI and WHOI shall keep any recovery or damages for past infringement derived therefrom.

If within six (6) months after having been notified of any alleged infringement, WHOI shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if WHOI shall notify BI at any time prior thereto of its intention not to bring suit against any alleged infringer of the RIGHTS then, and in those events only, BI shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the RIGHTS and BI may, for such purposes, use the name of WHOI as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of WHOI, which consent shall not unreasonably be withheld. BI shall indemnify WHOI against any order for costs that may be made against WHOI in such proceedings.

In the event that BI shall undertake the enforcement and/or defense of the RIGHTS by litigation, BI may withhold the payments otherwise thereafter due WHOI under Article V hereunder and apply the same toward reimbursement of BI’s expenses, including reasonable attorneys’ fees, in connection therewith. Any recovery of damages by BI for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of BI relating to such suit, and next toward reimbursement of WHOI for any payments under Article V past due or withheld and applied pursuant to this Article. The balance remaining from any such recovery shall be divided equally between BI and WHOI.

In any infringement suit as either party may institute to enforce the RIGHTS pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

BI, during the period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the RIGHTS. Any upfront fees as part of such a sublicense shall be shared equally between BI and WHOI; other royalties shall be treated per Article V.

Article XVIII—Miscellaneous Provisions

This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

The failure of either party to assert a right herein or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.

Woods Hole Oceanographic Institution

By	/s/ WILLIAM E. MCKEON
Name:	William E. McKeon
Title:	Director Shore Operations and Director, Technology Transfer

Date: 18 AUG 04

Benthos, Inc.

By	/s/ RONALD L. MARSIGLIO
Name:	Ronald L. Marsiglio
Title:	Pres & CEO

Date: 8-18-2004